As filed with the Securities and Exchange Commission on March 11, 2004.

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2004

PETCO Animal Supplies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23574	33-0479906
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9125 Rehco Road

San Diego, California 92121

(Address of Principal Executive Offices, including zip code)

(858) 453-7845

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

ITEM 5.	Other Events and Required FD Disclosure.

On March 11, 2004, PETCO Animal Supplies, Inc. announced the following information regarding its results for the fourth quarter and fiscal year ended January 31, 2004:

Net sales in the fourth quarter of 2003 were $455.7 million with a comparable store net sales increase of 5.6%. The comparable store net sales increase in the period comes on top of a 6.0% increase in the prior year’s fourth quarter. Overall, net sales increased 12.4% over the fourth quarter of fiscal 2002.

Net earnings for the fourth quarter were $20.9 million, or $0.36 per diluted share, including a charge of $10.6 million, or $0.11 per diluted share, for debt retirement costs associated with the successful tender offer for $50 million in principal amount of the Company’s 10 ¾% senior subordinated notes, compared with net earnings of $19.4 million, or $0.33 per diluted share, in the prior-year fourth quarter. The fourth quarter of fiscal 2002 included a charge of $3.5 million related to a litigation settlement.

Net sales in fiscal 2003 were $1.65 billion with a comparable store net sales increase of 5.6%. The comparable store net sales increase comes on top of an 8.0% increase in the prior-year period. Overall, net sales increased 12% over fiscal 2002.

Net earnings available to common stockholders in fiscal 2003 were $64.7 million, or $1.11 per diluted share, compared with $11.7 million, or $0.20 per diluted share, in the prior-year. Fiscal 2003 includes a charge of $12.2 million, or $0.07 per diluted share, for debt retirement costs associated with the successful tender offer for $50 million in principal amount of the Company’s 10 ¾% senior subordinated notes and the early retirement of $50 million of long-term debt. In the first quarter of fiscal 2002, PETCO completed an initial public offering, and the 2002 results include the following items that were recorded in the first quarter: $12.8 million in management fees and termination costs related to the termination in February 2002 of a management services agreement that was entered in conjunction with the Company’s leveraged recapitalization; $8.4 million in stock-based compensation expense and other primarily financing and legal costs of $1.2 million related to the Company’s initial public offering; debt retirement costs of $3.3 million related to the early repurchase of senior subordinated notes with proceeds of the offering; and, an increase in the carrying amount and premium on redemption of previously outstanding preferred stock of $20.5 million. Additionally, the results for the fourth quarter of fiscal 2002 include a charge of $3.5 million related to a litigation settlement.

The Company currently expects a comparable store net sales increase of approximately 5% - 6% in the first quarter of fiscal 2004. This increase in comparable store net sales would come on top of the 4.6% increase achieved in the first quarter of fiscal 2003. Accordingly, the Company currently expects first quarter earnings per diluted share in the range of $0.24 - $0.25, which would represent an increase of more than 25% over the $0.19 per diluted share reported in the first quarter of fiscal 2003.

For fiscal 2004, the Company currently expects a comparable store net sales increase of approximately 5% - 6%. Including additional expansion costs associated with its planned store openings and remodels, the Company currently expects diluted earnings per common share in the range of $1.45 - $1.46 for the full fiscal year 2004, an increase of more than 20% over the pro forma net earnings of $1.18 per common share which the Company is reporting today for the full fiscal year 2003.

Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of PETCO to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors, such as performance of new stores, ability to execute expansion strategy and sustain growth, debt levels, reliance on vendors and exclusive distribution arrangements, competition, integration of operations as a result of acquisitions, compliance with various state and local regulations and dependence on senior management, are discussed from time to time in the reports filed by PETCO with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended February 1, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 11, 2004	PETCO ANIMAL SUPPLIES, INC.

	By:	/s/ JAMES M. MYERS

	Name:	James M. Myers
	Title:	Chief Executive Officer